Exhibit 99.1
Contact: Dan Cravens
480/693-5729
FOR IMMEDIATE RELEASE
US AIRWAYS GROUP, INC. REPORTS SECOND QUARTER 2008 RESULTS
Unprecedented fuel prices add $390 million in additional costs versus the second quarter 2007;
Liquidity position remains strong at $2.8 billion in total cash and investments at quarter’s end
Highlights of US Airways Group, Inc.’s (the Company’s) second quarter 2008 results:
•
The Company reported a second quarter 2008 net loss of $567 million, or $6.16 per share, which included net special items of $466 million. The largest special item was a $640 million non-cash impairment charge related to the write down of goodwill and spare parts.

•
Excluding special items, the Company reported a net loss of $101 million or $1.11 per share versus a net profit of $261 million, or $2.74 per diluted share for the same period last year. The decline in earnings was driven by significantly higher oil prices. Had fuel prices remained constant versus the second quarter 2007, US Airways’ fuel expenses including realized gains on fuel hedging instruments would have been approximately $390 million lower.

•	The Company ended the second quarter with $2.8 billion in total cash and investments, of which $2.3 billion was unrestricted.

•
The Company has taken aggressive steps to mitigate the impact of record high fuel costs through reductions in capacity and other cost saving initiatives. The Company plans further fourth quarter and 2009 capacity reductions of an additional one to two percent, bringing its total capacity reductions to four to six percent for both the fourth quarter 2008 and full-year 2009.

•
The Company’s a la carte pricing strategy is performing well. Based on results thus far, the Company anticipates these programs will generate approximately $400 to $500 million annually, up $100 million from initial estimates.

•
The Company’s operational improvement plan continued to produce industry-leading on-time performance results with six consecutive months of top-three finishes among the ten largest U.S. airlines in on-time performance as measured by the Department of Transportation (DOT).

TEMPE, Ariz., July 22, 2008 — US Airways Group, Inc. (NYSE: LCC) today reported a net loss for its second quarter 2008 of $567 million, or $6.16 per share, compared to a net profit of $263 million, or $2.77 per diluted share for the same period last year. Excluding net special items of $466 million, the Company reported a net loss of $101 million, or $1.11 per share for its second quarter 2008. This compares to a net profit excluding special items of $261 million, or $2.74 per diluted share for the second quarter of 2007, which included $2 million of net special items. See the accompanying notes in the Financial Tables section of this press release for a reconciliation of Generally Accepted Accounting Principles (GAAP) financial information to non-GAAP financial information.

US Airways Chairman and CEO Doug Parker said, “Our second quarter results reflect the unprecedented rise in fuel prices that are impacting our industry. We are working diligently to reduce capacity and costs and execute on the new revenue programs recently announced by US Airways and other airlines. Despite our disappointing results, we are pleased with the early performance of our a la carte initiatives as we are seeing strong early sales in our Choice Seats program and encouraging revenue trends from our new first and second checked bag policies. We are also encouraged by our industry’s response to the current economic environment.
“On the liquidity front, we ended the quarter with a strong total cash and investments balance of $2.8 billion. While pleased with this position relative to our peers, in light of the industry environment, we are working productively with all of our stakeholders to further enhance liquidity.
“Last but certainly not least, US Airways’ operational turnaround has been nothing short of spectacular. Following six consecutive months of top-three finishes in on-time performance among the ten largest U.S. airlines, our team of 35,000 employees is to be congratulated. As a result of their hard work, US Airways is leading the major airlines in on-time performance in 2008,” continued Parker.
Revenue and Cost Comparisons
Mainline passenger revenue per available seat mile (PRASM) in the second quarter was 11.42 cents, up 1.6 percent over the same period last year. Express PRASM was 20.60 cents, down 0.6 percent over the second quarter 2007. Total mainline and Express PRASM for US Airways Group was 12.96 cents, which was up 2.0 percent over the second quarter 2007 on a 0.9 percent increase in total available seat miles (ASMs).
Mainline cost per available seat mile (CASM) was 15.33 cents, up 35.2 percent versus the same period last year on a decrease in mainline capacity of 0.7 percent versus the second quarter of 2007. The non-cash goodwill impairment contributed 3.21 cents, or 80 percent of the period-over-period CASM increase. Additionally, fuel expense continues to be a significant contributing factor to the CASM increase as the average mainline fuel price per gallon excluding realized gains/losses on fuel hedging instruments increased 69.2 percent year-over-year. Excluding fuel, unrealized and realized gains/losses on fuel hedging instruments, and net special items, mainline CASM was 8.32 cents, up 4.0 percent from the same period last year.
Chief Financial Officer Derek Kerr stated, “Although our second quarter results reflect the staggering increase in the price of fuel, our fuel hedging strategy resulted in significant realized gains of $192 million during the quarter. Had the average price per gallon remained constant from the second quarter 2007, our total fuel expense, including realized gains/losses on fuel hedging instruments, would have been approximately $390 million lower. In addition, during the second quarter we also saw an increase in non-fuel unit costs that was primarily driven by higher engine maintenance expense as well as a reduction in mainline capacity of 0.7 percent.”

Liquidity
As of June 30, 2008, the Company had $2.8 billion in total cash and investments, of which $2.3 billion was unrestricted.
As previously announced, in order to preserve liquidity. US Airways has reduced its forecasted capital expenditure plan for 2008 by approximately $90 million since the beginning of the year. This brings the total 2008 estimated non-aircraft capital expenditures to $225 million.
Capacity Reductions
In response to the continued and unprecedented surge in oil prices, the airline will reduce its fourth quarter and 2009 capacity by an additional one to two percent on a year-over-year basis. The airline had previously planned on a three to five percent decrease in system capacity for both its fourth quarter 2008 and full-year 2009.

Available Seat Miles Year-Over-Year Change
	3Q08	4Q08	FY08	FY09
Domestic	-1% to -3%	-6% to -8%	-3% to -5%	-8% to -10%
International	-0% to -2%	-1% to -3%	+2% to +4%	+9% to +11%

Total Mainline	-1% to -3%	-5% to -7%	-1% to -3%	-4% to -6%
Express	+8% to +10%	-1% to -3%	+4% to +6%	-5% to -7%

Total System	-1% to +1%	-4% to -6%	-0% to -2%	-4% to -6%
Second Quarter Special Items
During its second quarter, the Company recognized $466 million of net special items. These special items included a non-cash accounting charge of $622 million to write off all of the goodwill created by the merger of US Airways Group, Inc. and America West Holdings Corporation in September 2005, a non-cash accounting charge of $18 million related to the decline in fair market value of certain spare parts associated with the Company’s Boeing 737 aircraft, $10 million in merger related transition costs, and a $6 million charge for lease return costs and lease cancellation penalties related to certain Airbus aircraft as a result of the fleet reductions announced in June 2008. These expenses were offset by a $190 million non-cash unrealized net gain associated with the change in fair value of the Company’s outstanding fuel hedge contracts.
Notable Accomplishments
People
•
Signed contracts with the airline’s fleet service, maintenance training instructors, and mechanic-and-related employees represented by the International Association of Machinists and Aerospace Workers (IAM). US Airways now has ratified contracts with all 11,000 of its IAM-represented employees.

•
Distributed approximately $10 million over the first six months of 2008 to the airline’s 35,000 employees through its Triple Play program, which measures US Airways’ operational performance against the 10 largest U.S. airlines.

Finance
•
Announced several significant changes to the airline’s business model including the fourth quarter 2008 and full-year 2009 domestic mainline capacity reductions of six to eight percent and eight to ten percent, respectively;

•
Implemented an a la carte pricing strategy, which was originally expected to generate approximately $300 to $400 million annually in incremental revenue; the Company recently revised its estimates by $100 million based on positive results thus far. The Company now anticipates it will generate $400 to $500 million in incremental revenue on an annualized basis.

Marketing
•	Introduced upgraded and enhanced Envoy (trans-Atlantic premium class) product with more personalized in-flight service, better-quality menus and greater choice.

•	Successfully began offering Choice Seats, where customers can reserve window and aisle seat assignments in the first few rows in the main cabin during web check-in for a small fee.

•	Signed new codeshare agreements with Swiss International Air Lines and Air China. The new agreements allow for more convenient connectivity options for US Airways customers to both Europe and Asia.

•	Introduced redesigned and updated flight attendant and airport customer service employee uniforms.
Operations
•
For six consecutive months, US Airways has ranked as one of the top three airlines in on-time performance (among the 10 largest U.S. carriers). This includes three number one finishes in December, January and March.

•	Broke ground on a new, state-of-the-art, environmentally friendly, 58,000 square foot ground service equipment facility at Philadelphia International Airport.
Analyst Conference Call/Webcast Details
US Airways will conduct a live audio webcast of its earnings call today at 12:30 p.m. EDT, which will be available to the public on a listen-only basis at www.usairways.com under the About US >> Investor Relations tab. An archive of the call/webcast will be available in the Public/Investor Relations portion of the Web site through Aug. 22, 2008.
The airline will also update its investor relations guidance on its Web site (www.usairways.com). Information that will be updated includes cost per available seat mile (CASM) excluding fuel and transition expenses, fuel prices and hedging positions, other revenues, estimated interest expense/income and merger related transition expense guidance. The investor relations update page also includes the airline’s capacity, fleet plan, and estimated capital spending for 2008.

About US Airways
US Airways is the fifth largest domestic airline employing more than 35,000 aviation professionals worldwide. US Airways, US Airways Shuttle and US Airways Express operate approximately 3,500 flights per day and serve more than 230 communities in the U.S., Canada, Europe, the Caribbean and Latin America. US Airways is a member of the Star Alliance network, which offers our customers 18,000 daily flights to 965 destinations in 162 countries worldwide. This press release and additional information on US Airways can be found at www.usairways.com. (LCCF)
Forward Looking Statements
Certain of the statements contained herein should be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “could,” “should,” and “continue” and similar terms used in connection with statements regarding the outlook, expected fuel costs, revenue and pricing environment, and expected financial performance of US Airways Group (the “Company”). Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving America West Holdings Corporation and US Airways Group, including future financial and operating results, the Company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties that could cause the Company’s actual results and financial position to differ materially from these statements. Such risks and uncertainties include, but are not limited to, the following: the impact of high fuel costs, significant disruptions in fuel supply and further significant increases to fuel prices; the impact of future significant operating losses; the Company’s high level of fixed obligations (including compliance with financial covenants related to those obligations) and the ability of the Company to obtain and maintain any necessary financing for operations and other purposes; the impact of changes in the Company’s business model; the ability of the Company to maintain adequate liquidity; changes in prevailing interest rates and increased costs of financing; the impact of economic conditions; the ability of the Company to obtain and maintain commercially reasonable terms with vendors and service providers and reliance on those vendors and service providers; reliance on third party service providers and the impact of any failure or disruption by these providers; labor costs, relations with unionized employees generally and the impact and outcome of the labor negotiations; reliance on automated systems and the impact of any failure or disruption of these systems; the impact of industry consolidation; competitive practices in the industry, including significant fare restructuring activities, capacity reductions or other restructuring or consolidation activities by major airlines; the ability to attract and retain qualified personnel; the impact of global instability including the potential impact of current and future hostilities, terrorist attacks, infectious disease outbreaks or other global events; security-related and insurance costs; government legislation and regulation, including environmental regulation; the Company’s ability to obtain and maintain adequate facilities and infrastructure to operate and grow the Company’s network; costs of ongoing data security compliance requirements and the impact of any data security breach; interruptions or disruptions in service at one or more of the Company’s hub airports; the impact of any accident involving the Company’s aircraft; delays in scheduled aircraft deliveries or other loss of anticipated fleet capacity; weather conditions; the cyclical nature of the airline industry; the impact of foreign currency exchange rate fluctuations; the ability to use pre-merger NOLs and certain other tax attributes; ability to integrate management, operations and labor groups; the ability to maintain contracts critical to the Company’s operations; the ability of the Company to attract and retain customers; and other risks and uncertainties listed from time to time in the Company’s reports to the SEC. There may be other factors not identified above of which the Company is not currently aware that may affect matters discussed in the forward-looking statements, and may also cause actual results to differ materially from those discussed. The Company assumes no obligation to publicly update any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law. Additional factors that may affect the future results of the Company are set forth in the section entitled “Risk Factors” in the Company’s Report on Form 10-Q for the quarter ended March 31, 2008 and in the Company’s filings with the SEC, which are available at www.usairways.com
Financial Tables to Follow

US Airways Group, Inc.
Condensed Consolidated Statements of Operations
(in millions, except share and per share amounts)
(unaudited)

	3 Months Ended	3 Months Ended	Percent	6 Months Ended	6 Months Ended	Percent
	June 30, 2008	June 30, 2007	Change	June 30, 2008	June 30, 2007	Change

Operating revenues:
Mainline passenger	$2,214	$2,194	0.9	$4,167	$4,100	1.6
Express passenger	802	737	8.8	1,459	1,346	8.4
Cargo	38	34	12.1	74	70	5.4
Other	203	190	6.7	396	371	6.9

Total operating revenues	3,257	3,155	3.2	6,096	5,887	3.6

Operating expenses:
Aircraft fuel and related taxes	1,086	658	65.1	1,908	1,208	58.0
Loss (gain) on fuel hedging instruments, net:
Realized	(192)	2	nm	(274)	37	nm
Unrealized	(190)	(25)	nm	(226)	(115)	96.2
Salaries and related costs	571	576	(0.9)	1,134	1,104	2.7
Express expenses:
Fuel	340	187	81.6	589	340	73.2
Other	482	465	3.6	967	932	3.7
Aircraft rent	183	180	1.5	361	360	0.3
Aircraft maintenance	200	170	17.9	413	335	23.2
Other rent and landing fees	142	139	2.2	287	267	7.5
Selling expenses	116	125	(7.1)	220	231	(4.7)
Special items, net	34	27	22.8	59	66	(10.7)
Depreciation and amortization	57	46	22.4	107	90	18.1
Goodwill impairment	622	—	nm	622	—	nm
Other	342	316	9.0	662	627	5.7

Total operating expenses	3,793	2,866	32.4	6,829	5,482	24.6

Operating income (loss)	(536)	289	nm	(733)	405	nm

Nonoperating income (expense):
Interest income	21	48	(56.2)	50	88	(43.6)
Interest expense, net	(56)	(69)	(18.4)	(116)	(140)	(16.9)
Other, net	4	3	60.8	(5)	(13)	(66.9)

Total nonoperating expense, net	(31)	(18)	69.0	(71)	(65)	9.4

Income (loss) before income taxes	(567)	271	nm	(804)	340	nm

Income tax provision	—	8	nm	—	11	nm

Net income (loss)	$(567)	$263	nm	$(804)	$329	nm

Earnings (loss) per share:
Basic	$(6.16)	$2.88		$(8.73)	$3.60

Diluted	$(6.16)	$2.77		$(8.73)	$3.46

Shares used for computation (in thousands):
Basic	92,137	91,477		92,080	91,420

Diluted	92,137	95,613		92,080	95,918

US Airways Group, Inc.
Operating Statistics

	3 Months Ended	3 Months Ended	Percent		6 Months Ended	6 Months Ended	Percent
	June 30, 2008	June 30, 2007	Change		June 30, 2008	June 30, 2007	Change

Mainline
Revenue passenger miles (millions)	16,193	16,294	(0.6)		30,682	30,712	(0.1)
Available seat miles (ASM) (millions)	19,387	19,523	(0.7)		37,721	38,079	(0.9)
Passenger load factor (percent)	83.5	83.5	—	pts	81.3	80.7	0.6	pts
Yield (cents)	13.67	13.47	1.5		13.58	13.35	1.7
Passenger revenue per ASM (cents)	11.42	11.24	1.6		11.05	10.77	2.6

Passenger enplanements (thousands)	14,410	15,375	(6.3)		27,946	29,355	(4.8)
Departures (thousands)	127.2	134.3	(5.3)		253.0	266.0	(4.9)
Aircraft at end of period	357	358	(0.3)		357	358	(0.3)

Block hours	337,257	344,736	(2.2)		664,587	679,693	(2.2)
Average stage length (miles)	971	930	4.5		954	921	3.6
Average passenger journey (miles)	1,584	1,494	6.0		1,552	1,478	4.9
Fuel consumption (gallons in millions)	299.1	306.6	(2.4)		584.6	598.5	(2.3)
Average aircraft fuel price including related taxes (dollars per gallon)	3.63	2.15	69.2		3.26	2.02	61.8
Average aircraft fuel price including related taxes and realized loss (gain) on fuel hedging instruments, net (dollars per gallon)	2.99	2.15	38.9		2.80	2.08	34.4
Full-time equivalent employees at end of period	34,359	35,532	(3.3)		34,359	35,532	(3.3)

Operating cost per ASM (cents)	15.33	11.34	35.2		13.98	11.06	26.5
Operating cost per ASM excluding special items (cents)	12.92	11.37	13.6		12.77	11.21	14.0
Operating cost per ASM excluding special items, fuel and realized gain (loss) on fuel hedging instruments, net (cents)	8.32	8.00	4.0		8.44	7.94	6.3

Express*
Revenue passenger miles (millions)	2,906	2,740	6.1		5,391	5,123	5.2
Available seat miles (millions)	3,893	3,558	9.4		7,492	7,006	6.9
Passenger load factor (percent)	74.7	77.0	(2.3)	pts	72.0	73.1	(1.1)	pts
Yield (cents)	27.59	26.90	2.5		27.07	26.28	3.0
Passenger revenue per ASM (cents)	20.60	20.72	(0.6)		19.48	19.22	1.3

Passenger enplanements (thousands)	7,071	6,857	3.1		13,266	12,812	3.5
Aircraft at end of period	295	281	5.0		295	281	5.0
Fuel consumption (gallons in millions)	91.3	86.1	6.0		177.0	170.3	3.9
Average aircraft fuel price including related taxes (dollars per gallon)	3.72	2.17	71.3		3.33	2.00	66.4

Operating cost per ASM (cents)	21.12	18.34	15.1		20.77	18.16	14.3
Operating cost per ASM excluding fuel, net (cents)	12.39	13.08	(5.3)		12.91	13.30	(3.0)

TOTAL — Mainline & Express
Revenue passenger miles (millions)	19,099	19,034	0.3		36,073	35,835	0.7
Available seat miles (millions)	23,280	23,081	0.9		45,213	45,085	0.3
Passenger load factor (percent)	82.0	82.5	(0.5)	pts	79.8	79.5	0.3	pts
Yield (cents)	15.79	15.40	2.5		15.60	15.20	2.6
Passenger revenue per ASM (cents)	12.96	12.70	2.0		12.44	12.08	3.0
Total revenue per ASM (cents)	13.99	13.67	2.3		13.48	13.06	3.3
Passenger enplanements (thousands)	21,481	22,232	(3.4)		41,212	42,167	(2.3)
Aircraft at end of period	652	639	2.0		652	639	2.0
Fuel consumption (gallons in millions)	390.4	392.7	(0.6)		761.6	768.8	(0.9)
Average aircraft fuel price including related taxes (dollars per gallon)	3.65	2.15	69.7		3.28	2.01	62.8
Operating cost per ASM (cents)	16.29	12.42	31.2		15.11	12.16	24.2

*
Express includes US Airways Group’s wholly owned regional airline subsidiaries, Piedmont Airlines and PSA Airlines, as well as operating and financial results from capacity purchase agreements with Mesa Airlines, Chautauqua Airlines, Air Wisconsin Airlines and Republic Airlines.

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information
US Airways Group, Inc. (the “Company”) is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis. The Company believes that the non-GAAP financial measures provide investors the ability to measure financial performance excluding special items, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other major airlines. The Company believes that the presentation of mainline and Express CASM excluding fuel and gain or loss on fuel hedging instruments is useful to investors as both the cost and availability of fuel are subject to many economic and political factors beyond the Company’s control.

	3 Months Ended	3 Months Ended	6 Months Ended	6 Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
	(in millions, except share and per share amounts)

Reconciliation of Net Income (loss) Excluding Special Items for US Airways Group, Inc.

Net income (loss) as reported	$(567)	$263	$(804)	$329

Special items:
Unrealized gain on fuel hedging instruments, net (1)	(190)	(25)	(226)	(115)
Special items, net (2)	34	27	59	66
Goodwill impairment (3)	622	—	622	—
Other operating special items, net (4)	—	(9)	—	(9)
Nonoperating special items, net (5)	—	—	7	18
Non-cash tax provision from utilization of pre-acquisition NOL (6)	—	5	—	6

Net income (loss) as adjusted for special items	$(101)	$261	$(342)	$295

Shares used for computation (in thousands):
Basic	92,137	91,477	92,080	91,420

Diluted (7)	92,137	95,613	92,080	95,918

Earnings (loss) per share as adjusted for special items:
Basic	$(1.11)	$2.85	$(3.70)	$3.23

Diluted	$(1.11)	$2.74	$(3.70)	$3.11

	3 Months Ended	3 Months Ended	6 Months Ended	6 Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007

Reconciliation of Operating Cost per ASM Excluding Special Items, Fuel, Realized Gain (Loss) on Fuel Hedging Instruments, Net — Mainline only

US Airways Group, Inc. (in millions)

Total operating expenses	$3,793	$2,866	$6,829	$5,482
Less Express expenses:
Fuel	(340)	(187)	(589)	(340)
Other	(482)	(465)	(967)	(932)

Total mainline operating expenses	2,971	2,214	5,273	4,210

Special items:
Unrealized gain on fuel hedging instruments, net (1)	190	25	226	115
Special items, net (2)	(34)	(27)	(59)	(66)
Goodwill impairment (3)	(622)	—	(622)	—
Other operating special items, net (4)	—	9	—	9

Mainline operating expenses, excluding special items	2,505	2,221	4,818	4,268
Aircraft fuel and related taxes	(1,086)	(658)	(1,908)	(1,208)
Realized gain (loss) on fuel hedging instruments, net	192	(2)	274	(37)

Mainline operating expenses, excluding special items, fuel and realized gain (loss) on fuel hedging instruments, net	$1,611	$1,561	$3,184	$3,023

(in cents)
Mainline operating expenses per ASM	15.33	11.34	13.98	11.06

Special items per ASM
Unrealized gain on fuel hedging instruments, net (1)	0.98	0.13	0.60	0.30
Special items, net (2)	(0.17)	(0.14)	(0.16)	(0.17)
Goodwill impairment (3)	(3.21)	—	(1.65)	—
Other operating special items, net (4)	—	0.05	—	0.03

Mainline operating expenses per ASM, excluding special items	12.92	11.37	12.77	11.21

Aircraft fuel and related taxes	(5.60)	(3.37)	(5.06)	(3.17)
Realized gain (loss) on fuel hedging instruments, net	0.99	(0.01)	0.73	(0.10)

Mainline operating expenses per ASM, excluding special items, fuel and realized gain (loss) on fuel hedging instruments, net	$8.32	$8.00	$8.44	$7.94

	3 Months Ended	3 Months Ended	6 Months Ended	6 Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007

Reconciliation of Operating Cost per ASM Excluding Fuel — Express only

US Airways Group, Inc. (in millions)

Total Express operating expenses	$822	$652	$1,556	$1,272

Aircraft fuel and related taxes	(340)	(187)	(589)	(340)

Express operating expenses, excluding fuel	$482	$465	$967	$932

(in cents)
Express operating expenses per ASM	21.12	18.34	20.77	18.16

Aircraft fuel and related taxes	(8.73)	(5.26)	(7.86)	(4.86)

Express operating expenses per ASM, excluding fuel	$12.39	$13.08	$12.91	$13.30

Note: Amounts may not recalculate due to rounding.
FOOTNOTES:
1)
The 2008 second quarter and six month periods include $190 million and $226 million of unrealized gains, respectively, and the 2007 second quarter and six month periods include $25 million and $115 million of unrealized gains, respectively, resulting from mark-to-market accounting for changes in the fair value of the Company’s fuel hedging instruments.

2)
The 2008 second quarter includes $18 million of non-cash accounting charges related to the decline in fair market value of certain spare parts associated with the Company’s Boeing 737 aircraft fleet, $10 million of merger related transition expenses, and $6 million in charges for lease return costs and lease cancellation penalties related to certain Airbus aircraft as a result of the capacity reductions announced in June 2008. The 2008 six month period includes the $18 million and $6 million discussed above in addition to $35 million of merger related transition expenses. The 2007 second quarter and six month periods include $27 million and $66 million, respectively, of merger related transition expenses.

3)
The 2008 second quarter and six month periods include a non-cash accounting charge of $622 million to write off all the goodwill created by the merger of US Airways Group, Inc. and America West Holdings Corporation in September of 2005.

4)	The 2007 second quarter and six month periods include $9 million of insurance settlement proceeds related to business interruption and property damages incurred as a result of Hurricane Katrina.

5)
The 2008 six month period includes $13 million in impairment losses on certain available for sale auction rate securities considered to be other than temporary, as well as a $2 million write-off of debt discount and debt issuance costs in connection with the refinancing of certain aircraft equipment notes, offset by $8 million in gains on forgiveness of debt. The 2007 six month period includes an $18 million write-off of debt issuance costs in connection with the refinancing of the $1.25 billion GE debt.

6)
For the three and six months ended June 20, 2007, the Company utilized $5 million and $6 million, respectively, of NOL acquired from US Airways. The valuation allowance associated with the acquired NOL was recognized as a reduction of goodwill rather than a reduction in tax expense. As a result, the Company recorded non-cash expense for income taxes of $5 million and $6 million, respectively, in the three and six months ended June 30, 2007.

7)	The 2007 diluted EPS computation excludes interest associated with the 7.0% senior convertible notes of $1 million and $3 million for the three and six month periods, respectively.

US Airways Group, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	June 30, 2008	December 31, 2007
Assets

Current assets
Cash, cash equivalents and investments in marketable securities	2,010	2,174
Restricted cash	2	2
Accounts receivable, net	564	374
Materials and supplies, net	290	249
Prepaid expenses and other	862	548

Total current assets	3,728	3,347

Property and equipment
Flight equipment	2,704	2,414
Ground property and equipment	772	703
Less accumulated depreciation and amortization	(856)	(757)

	2,620	2,360
Equipment purchase deposits	207	128

Total property and equipment	2,827	2,488

Other assets
Goodwill	—	622
Other intangibles, net	558	553
Restricted cash	460	466
Investments in marketable securities	285	353
Other assets, net	213	211

Total other assets	1,516	2,205

Total assets	$8,071	$8,040

Liabilities and Stockholders’ Equity

Current liabilities
Current maturities of debt and capital leases	159	117
Accounts payable	533	366
Air traffic liability	1,286	832
Accrued compensation and vacation	171	225
Accrued taxes	184	152
Other accrued expenses	924	859

Total current liabilities	3,257	2,551

Noncurrent liabilities and deferred credits
Long-term debt and capital leases, net of current maturities	3,205	3,031
Deferred gains and credits, net	142	168
Employee benefit liabilities and other	874	851

Total noncurrent liabilities and deferred credits	4,221	4,050

Stockholders’ equity
Common stock	1	1
Additional paid-in capital	1,554	1,536
Accumulated other comprehensive income (loss)	(48)	10
Accumulated deficit	(901)	(95)
Treasury stock	(13)	(13)

Total stockholders’ equity	593	1,439

Total liabilities and stockholders’ equity	$8,071	$8,040